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      [LOGO AIRWAYS
      CORPORATION]
                                                          FOR IMMEDIATE RELEASE


     AirWays Corporation                             Contact: Mark Rinder - CFO
     6280 Hazeltine National Drive                   Day: 407-859-1579  Ext. 298
     Orlando, FL 32822

              AIRWAYS REPORTS OUTLOOK FOR SECOND QUARTER NET LOSS

                      IMPROVING OPERATING RESULTS EXPECTED
                     THROUGHOUT SECOND HALF OF FISCAL 1997

          ORLANDO, FL -- SEPTEMBER 23, 1996 -- AirWays Corporation (Nasdaq
     AAIR), parent company of AirTran Airways, today said that consistent with the Company's previous public statements contained in the first quarter report, its net loss for the second quarter of fiscal year 1997 ending September 30 is estimated to exceed current expectations of analysts following the company and may range between $.40 and $.45 per share.

          As anticipated, second quarter operating results have been adversely affected by significant expenses related to efforts aimed at strengthening the airline's operational reliability. During the first two months of the second quarter, the airline also continued to post below-plan passenger traffic due to the lingering impact of adverse publicity about the low-fare segment of the airline industry.

          Robert D. Swenson, AirTran's President and Chief Executive Officer since July 10, 1996, said the airline's overall performance strengthened markedly in September. Through September 19th, the airline's completion factor improved to 98.5%, while on-time performance rose to 88.0%. At these levels, the airline's reliability ranks at or near the top of the U.S. airline industry. Swenson also said that the airline's passenger load factor for the current month will strengthen significantly from the
     September 1995 level, reflecting the resurgence of passenger traffic.   He
     said the company will continue to invest resources to maintain and modernize its fleet of ten Boeing 737-200 jet aircraft. Two of its ten aircraft will be outfitted with hush kits this quarter bringing the total number of aircraft with hush kits to five. In addition, interior enhancements are being made on a number of aircraft, and the company is also significantly expanding its inventory of spare parts to further enhance its reliability efforts.


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     SEPTEMBER 23, 1996
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          To further enhance its financial performance, the airline is realigning portions of its route system that have not met specified revenue and profit objectives. Orlando service has been suspended to Dallas, TX and Birmingham, AL, while service to Nashville, TN; Providence, RI; and Hartford, CT will be withdrawn later this fall. In place of these markets, service will be started later this calendar year to several mid-sized cities that lack the convenience of non-stop Orlando flights, including recently named new markets Chattanooga, TN and Toledo, OH.

          Swenson said that due to improvements in operational reliability, the positive impact of system realignment and continued growth of passenger traffic, the Company anticipates steadily improving operating results in the second half of fiscal year 1997. He said a significantly reduced net loss is expected in the third quarter, which should set the stage for a return to profitability in the fourth quarter.

          The statements in this release which are not historical are forward looking. The factors cited above and in the Company's Form 8-K filed September 24, 1996 could cause actual results to differ materially from those statements.

          AirWays Corporation was established in 1994 as a subsidiary of AirTran Corporation (now Mesaba Holdings, Inc.) and was spun-off as an independent company in September 1995. The airline currently provides non-stop Orlando service to 21 cities with 10 Boeing 737-200 aircraft.